Exhibit 21.4

American International Industries, Inc.

List of Subsidiaries:

1. Delta Sea Board Well Service, Inc., 51% owned.

2. Northeastern Plastics, Inc., 100% owned.

3. Brenham Oil and Gas, Inc., 100% owned.

4. International American Technologies, Inc., 81.60% owned.